Exhibit 3.1.1

  [THE GREAT SEAL OF      ROSS MILLER
     THE STATE OF         Secretary of State
        NEVADA]           204 North Carson Street, Ste 1
[*ALL FOR OUR COUNTRY*]   Carson City, Nevada 89701-4299
                          (775) 684 5708
                          Website: secretaryofstate.biz

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              Certificate to Accompany
                  Restated Articles
                  (PURSUANT TO NRS)
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USE BLACK INK ONLY - DO NOT HIGHLIGHT         ABOVE SPACE IS FOR OFFICE USE ONLY

          This Form is to Accompany Restated Articles of Incorporation
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        (Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

        (This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership,
           Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:
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Vella Productions Inc.
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2. The articles are being |_| Restated or |X| Amended and Restated (check only
one). Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box.*

    |_| No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ____________________. The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

    |X| The entity name has been amended.

    |_| The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)

    |_| The purpose of the entity has been amended.

    |X| The authorized shares have been amended.

    |_| The directors, managers or general partners have been amended.

    |_| IRS tax language has been added.

    |X| Articles have been added.

    |_| Articles have been deleted.

    |X| Other. The articles or certificate have been amended as follows (provide article numbers, if available):
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    Articles (Paragraphs) 1, 3, 8 and 9 of the Articles of Incorporation
    initially filed with the Secretary of State of the State of Nevada on September 30, 2005 (the "Company Articles") are amended in their entirety, as set forth in the attached 4-page Amended and Restated Articles. Articles (Paragraphs) 2, 4, 6 and 7 of the Company Articles are omitted pursuant to
    Section 78.403(3) of the Nevada Revised Statutes.
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* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

                                      Nevada Secretary of State AM Restated 2007
                                                            Revised on: 10/12/07

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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                             VELLA PRODUCTIONS, INC.

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                                  Paragraph One
                               Name of Corporation

      The name of the corporation (hereinafter called the "Corporation") is "Jade Resources, Inc."

                                 Paragraph Three
                                     Shares

      The total number of shares of authorized capital stock which the Corporation shall have the authority to issue is 500,000,000 shares, par value $0.001 per share.

                                 Paragraph Eight
                         Eliminating Personal Liability

      A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve international misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of the Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal of modification.

                                 Paragraph Nine
                     Amendment of Articles of Incorporation

      Subject at all times to the express provisions of Paragraph 4 Shares, this Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of Incorporation of said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.


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

                                  Paragraph Ten
                                 Indemnification

      Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

      Without limiting the application of the foregoing, the Board may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchased or maintain insurance on behalf of any person who is or was a director or officer.

                                Paragraph Eleven
                Board of Directors - Number of Members and Powers

      (a) The affairs of the corporation shall be governed by a Board, which will consist of a maximum of nine (9) directors. The number of directors may from time to time be increased or decreased in such a manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

      (b) In furtherance, and not in limitation of those powers conferred by statute, the Board is expressly authorized:

            (i) The Board shall have the power to make, adopt, alter, amend and repeal the bylaws of this corporation without the ascent or vote of the stockholders, including, without limitation, the power to fix, from time to


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time, the number of directors which shall constitute the whole Board of this corporation subject to the right of the stockholders to alter, amend and repeal the bylaws made by the Board;

            (ii) To authorize and caused to be executed mortgages and lines, with or without limitations as to amount, upon the real and personal property of the corporation;

            (iii) To authorize the guaranty by the Corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

            (iv) To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve; and

            (v) By resolution adopted by the majority of the whole Board, to designate one or more committees to consist of one or more Directors of the Corporation, which, to the extent provided on the resolution or in the By-Laws of the Corporation, shall have and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have name and names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board.

All the foregoing corporate powers of the Corporation shall be exercised by the Board except as otherwise provided herein or in the By-Laws or by law.

                                Paragraph Twelve
                   Preemptive Rights and Assessment of Shares

      Holders of Common Stock or Preferred Stock of the Corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the Corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board in its sole discretion, may determine from time to time.

                               Paragraph Thirteen
                                   Fiscal Year

      The Corporation's fiscal year end shall be December 31st.

                                     * * * *


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

      The foregoing Amended and Restated Articles of Incorporation of the Corporation has been approved by the Board and, acting by written consent, those shareholders of the Corporation holding 43,117,500 shares (approximately 57.51%) of the 74,980,000 shares of the outstanding common stock of the Corporation at November 7, 2007

      The Effective date of filing of this Amended and Restated Articles of Incorporation is November 8, 2007.

      IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed by its duly authorized officer this 7th day of November 2007.

                                        VELLA PRODUCTIONS INC.


                                        By: /s/ Hui Ping Cheng
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                                            Name:  Hui Ping Cheng
                                            Title: Chief Executive Officer


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